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                                                                    EXHIBIT 3.01

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                              SNOWBALL.COM, INC.

JAMES TOLONEN and JANETTE CHOCK hereby certify that:

     ONE: The present name of this corporation is Snowball.com, Inc. The corporation was incorporated under the name Affiliation, Inc. and the date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of Delaware was January 6, 1999.

     TWO: They are the duly elected and acting Chief Operating Officer and Assistant Secretary, respectively, of Snowball.com, Inc., a Delaware corporation.

     THREE: The Certificate of Incorporation of this corporation is hereby amended and restated to read as follows:

                                      I.

     The name of this corporation is Snowball.com, Inc. (the "Corporation" or the "Company").

                                      II.

     The address of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, City of Wilmington, County of Newcastle, and the name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.

                                     III.

     The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

                                      IV.

     A. This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is 120,000,000 shares, 100,000,000 shares of which shall be Common Stock (the "Common Stock") and 20,000,000 shares of which shall be Preferred Stock (the "Preferred Stock"). The Common Stock shall have a par value of one tenth of one cent ($0.001) per share and the Preferred Stock shall have a par value of one tenth of one cent ($0.001) per share.

     B. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation (voting together on an as-if-converted basis).

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     C.   The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, within the limitations and restrictions stated in this Amended and Restated Certificate of Incorporation (the "Restated Certificate"), to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series prior or subsequent to the issue of shares of that series, but any such decrease shall not be below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

     D. 9,990,111 of the authorized shares of Preferred Stock are hereby designated "Series A Preferred Stock" (the "Series A Preferred"). 4,912,285 shares of Preferred Stock are hereby designated "Series B-1 Preferred Stock" (the "Series B-1 Preferred"). 4,500,000 shares of Preferred Stock are hereby designated "Series C Preferred Stock" (the "Series C Preferred"). The Series A Preferred, Series B-1 Preferred and Series C Preferred are referred to herein collectively as the "Series Preferred."

     E. The rights, preferences, privileges, restrictions and other matters relating to the Series Preferred are as follows:

     1.   DIVIDEND RIGHTS

          (a) Subject to the right of any series of Preferred Stock that may from time to time come into existence, the holders of Series A Preferred, the holders of Series B-1 Preferred and the holders of Series C Preferred, in preference to the holders of any other stock of the Company ("Junior Stock"), shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds that are legally available therefore, cash dividends at the rate of eight percent (8%) of the applicable Original Issue Price (as defined below) per annum on each outstanding share of Series A Preferred, each outstanding share of Series B-1 Preferred and each outstanding share of Series C Preferred (each as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares). The "Original Issue Price" of the Series A Preferred shall be thirty-five cents ($0.35). The Original Issue Price of the Series B-1 Preferred shall be six dollars and thirty-three cents ($6.33). The Original Issue Price of the Series C Preferred shall be ten dollars ($10.00). Such dividends shall be payable only when, as and if declared by the Board of Directors and shall be non-cumulative.

          (b)  Subject to the prior rights of the Series C Preferred under this
Section 1 and any series of Preferred Stock that may from time to time come into existence, so long as any shares of Series A Preferred or Series B-1 Preferred shall be outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on any Junior Stock, nor shall any shares of any Junior Stock of the Company be purchased, redeemed, or otherwise acquired for value by the Company (except for acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares upon termination of services to the Company or in exercise of the Company's right of first refusal

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upon a proposed transfer) until all dividends (set forth in Section 1(a) above)
on the Series A Preferred and Series B-1 Preferred shall have been paid or declared and set apart.

          (c) So long as any shares of Series C Preferred shall be outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on any shares of Series A Preferred or Series B-1 Preferred or any Junior Stock, nor shall any shares of Series A Preferred, Series B-1 Preferred or Junior Stock of the Company be purchased, redeemed, or otherwise acquired for value by the Company (except for acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares upon termination of services to the Company or in exercise of the Company's right of first refusal upon a proposed transfer) until all dividends (set forth in Section 1(a) above) on the Series C Preferred shall have been paid or declared and set apart.

          (d) In the event dividends are paid on any share of Common Stock, an additional dividend shall be paid with respect to all outstanding shares of Series A Preferred, Series B-1 Preferred and Series C Preferred in an amount equal per share (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock. The provisions of this Section 1(d) shall not, however, apply to (i) a dividend payable in Common Stock, (ii) the acquisition of shares of any Junior Stock in exchange for shares of any other Junior Stock, or (iii) any repurchase of any outstanding securities of the Company that is unanimously approved by the Company's Board of Directors.

     2.   VOTING RIGHTS

          (a) General Rights. Except as otherwise provided herein or as required by law, the Series A Preferred and Series B-1 Preferred and Series C Preferred shall be voted equally with the shares of the Common Stock of the Company and not as separate classes, at any annual or special meeting of stockholders of the Company, and may act by written consent in the same manner as the Common Stock, in either case upon the following basis: each holder of shares of Series A Preferred, Series B-1 Preferred or Series C Preferred shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such holder's aggregate number of shares of such series of Series Preferred are convertible (pursuant to Section 4 hereof) immediately after the close of business on the record date filed for such meeting date of such written consent.

          (b) Separate Vote of Series Preferred. Subject to the rights of any series of Preferred Stock which may from time to time come into existence, for so long as at least a majority of the authorized number of shares of Series A Preferred or Series B-1 Preferred or Series C Preferred (subject to adjustment for any stock split, reverse stock split or other similar event affecting the Series A Preferred or Series B-1 Preferred or Series C Preferred) remain outstanding, in addition to any other vote or consent required herein or by law:

               (i) the vote or written consent of the holders of at least sixty-six and two thirds percent (66 2/3%) of the outstanding Series A Preferred, or the vote or written consent of the holders of at least sixty-six and two thirds percent (66 2/3%) of the outstanding Series B-1 Preferred, or the vote or written consent of the holders of at least sixty-six and two thirds percent

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(66 2/3%) of the outstanding Series C Preferred shall be necessary, as applicable, for effecting or validating the following actions:

                    (A) Any amendment, alteration, waiver or repeal of any provision of the Certificate of Incorporation or Bylaws of the Company (including any filing of a Certificate of Designation), including without limitation, any amendment, alteration, waiver or repeal that alters or changes the voting powers, preferences, or other special rights or privileges, or restrictions of the Series A Preferred or Series B-1 Preferred or Series C Preferred, respectively; and

                    (B) Any authorization, or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company ranking on a parity with or senior to the Series A Preferred, Series B-1 Preferred or Series C Preferred, respectively, in rights of redemption, liquidation preference, voting or dividends or any increase in the authorized or designated number of any such new class or series.

               (ii) the vote or written consent of the holders of at least sixty-six and two thirds percent (66 2/3%) of the outstanding Series A Preferred, and the vote or written consent of the holders of at least sixty-six and two thirds percent (66 2/3%) of the outstanding Series B-1 Preferred, and the vote or written consent of the holders of at least sixty-six and two thirds percent (66 2/3%) of the outstanding Series C Preferred shall be necessary, as applicable, for effecting or validating the following actions:

                    (A) Any redemption, repurchase, payment of dividends or other distributions with respect to Junior Stock (except for acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares upon termination of services to the Company or in exercise of the Company's right of first refusal upon a proposed transfer);

                    (B) Any agreement by the Company or its stockholders regarding an Asset Transfer or Acquisition (each as defined in Section 3(d));

                    (C) Any increase or decrease on the authorized number of members of the Board of Directors;

                    (D) Any declaration of any dividend with respect to any class or series of stock;

                    (E) Any voluntary dissolution, liquidation or winding up of the Company; or

                    (F)  Any sale of stock to third parties by any subsidiary.

          (c)  Election of Board of Directors.

               (i) The Company's Board of Directors shall be elected as follows: (i) for so long as at least five million (5,000,000) shares of Series A Preferred remain outstanding

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(subject to adjustment for any stock split, reverse stock split or similar event affecting the Series A Preferred) the holders of Series A Preferred, voting as a separate class shall be entitled to elect two (2) members of the Company's Board of Directors at each meeting or pursuant to each consent of the Company's stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors; (ii) for so long as at least one million (1,000,000) shares of Series B-1 Preferred remain outstanding (subject to adjustment for any stock split, reverse stock split or similar event affecting the Series B-1 Preferred) the holders of Series B-1 Preferred, voting as a separate class, shall be entitled to elect two (2) members of the Company's Board of Directors at each meeting or pursuant to each consent of the Company's stockholders for the election of directors, and to remove from office such directors and fill any vacancy caused by the resignation, death or removal of such directors; (iii) the holders of Common Stock, voting as a separate class, shall be entitled to elect two (2) members of the Company's Board of Directors at each meeting or pursuant to each consent of the Company's stockholders for the election of directors, and to remove from office such directors and fill any vacancy caused by the resignation, death or removal of such directors; and (iv) the holders of Common Stock and Series Preferred, voting together as a single class on an as-if-converted basis, shall be entitled to elect all remaining members of the Board of Directors at each meeting or pursuant to each consent of the Company's stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

               (ii) No person entitled to vote at an election for directors may cumulate votes to which such person is entitled, unless, at the time of such election, the corporation is subject to Section 2115 of the California General Corporation Law ("CGCL"). During such time or times that the corporation is subject to Section 2115(b) of the CGCL, every stockholder entitled to vote at an election for directors may cumulate such stockholder's votes and give one candidate a number of votes to which such stockholder's shares are otherwise entitled, or distribute the stockholder's votes on the same principle among as many candidates as such stockholder desires. No stockholder, however, shall be entitled to so cumulate such stockholder's votes unless (i) the names of such candidate or candidates have been placed in nomination prior to the voting and
(ii) the stockholder has given notice at the meeting, prior to the voting, of such stockholder's intention to cumulate such stockholder's votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

          (d)  Removal.

               (i)  During such time or times that the corporation is subject to
Section 2115(b) of the CGCL, the Board of Directors or any individual director may be removed from office at any time without cause by affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote on such removal; provided, however, that unless the entire Board is removed, no individual director may be removed when the votes cast against such director's removal or not consenting in writing to such removal, would be sufficient to elect that director if voted cumulatively at an election which the same total number of votes were cast (or, if such action is taken by written consent, all shares entitled to vote were voted) and the entire

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number of directors authorized to be elected by the shareholders entitled to vote at the time of such director's most recent election were then being elected.

               (ii) At any time or times that the corporation is not subject to
Section 2115(b) of the CGCL and subject to any limitations imposed by law, Section (d)(i) above shall not apply and the Board of Directors or any director may be removed from office at any time by the affirmative vote of the holders of a majority of the voting power of all then-outstanding shares of voting stock of the corporation entitled to vote at an election of directors.

     3.   LIQUIDATION RIGHTS

          (a) Subject to the right of the Series C Preferred and any other series of Preferred Stock that may from time to time come into existence, upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any Junior Stock, the holders of Series A Preferred and the holders of Series B-1 Preferred shall be entitled to be paid out of the assets of the Company an amount per share of such series of Series Preferred equal to the Original Issue Price for such series plus all declared and unpaid dividends on such series (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) for each share of such series of Series Preferred held by them. If, upon any such liquidation, distribution, or winding up, the assets of the Company shall be insufficient to make payment in full to all holders of Series A Preferred and Series B Preferred of the liquidation preference set forth in this Section 3(a), subject to the rights of the Series C Preferred as set forth in Section 3(b) below and any other series of Series Preferred that may from time to time come into existence, then such assets shall be distributed among the holders of Series A Preferred and Series B Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

          (b) Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of Series A Preferred, Series B Preferred or any Junior Stock, subject to the rights of any series of Preferred Stock that may from time to time come into existence, the holders of Series C Preferred shall be entitled to be paid out of the assets of the Company an amount per share of Series C Preferred equal to the Original Issue Price of the Series C Preferred plus all declared and unpaid dividends on the Series C Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) for each share of Series C Preferred held by them. If, upon any such liquidation, distribution, or winding up, the assets of the Company shall be insufficient to make payment in full to all holders of Series C Preferred of the liquidation preference set forth in this Section 3(b), subject to the rights of any series of Preferred Stock that may from time to time come into existence, then such assets shall be distributed among the holders of Series C Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

          (c) After the payment of the full liquidation preference of the Series Preferred as set forth in Sections 3(a) and (b) above and any other distribution that may be required with respect to any series of Preferred Stock that may from time to time come into existence, the remaining assets of the Company legally available for distribution, if any, shall be distributed

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ratably to the holders of Series B-1 Preferred, Series C Preferred and Common
Stock on an as-if converted to Common Stock basis); provided, however, that the holders of Series B-1 Preferred shall not be entitled to share on any further distributions under this subsection 3(c) after they have received under subsection 3(a) and this subsection 3(c) an aggregate amount equal to $12.66 per share of Series B-1 (as adjusted for any stock dividends, combinations, splits or the like) and the holders of Series C Preferred shall not be entitled to share on any further distributions under this subsection 3(c) after they have received under subsection 3(b) and this subsection 3(c) an aggregate amount equal to $20.00 per share of Series C (as adjusted for any stock dividends, combinations, splits or the like).

          (d)  The following events shall be considered a liquidation under this
Section:

               (i) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than 50% of the Company's voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company's voting power is transferred, excluding any consolidation or merger effected exclusively to change the domicile of the Company (an "Acquisition"); or

               (ii) a sale, lease or other disposition of all or substantially all of the assets of the Company (an "Asset Transfer").

               (iii) In any such events, if the consideration received by this Corporation is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors. Any securities shall be valued as follows:

                    (A) Securities not subject to investment letter or other similar restrictions on free marketability:

                         (1)  If traded on a securities exchange or through the
Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such quotation system over the thirty (30) day period ending three (3) days prior to the closing;

                         (2)  If actively traded over-the-counter, the value
shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

                         (3)  If there is no active public market, the value
shall be the fair market thereof, as determined by the Board of Directors.

                    (B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A)(1), (2) or (3) to reflect the approximate fair market value thereof, as determined by the Board of Directors.

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     4.   SERIES PREFERRED CONVERSION RIGHTS

          The holders of the Series Preferred shall have the following rights with respect to the conversion of the Series Preferred into shares of Common Stock (the "Conversion Rights"):

          (a) Optional Conversion. Subject to and in compliance with the provisions of this Section 4, any shares of Series Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series A Preferred shall be entitled upon conversion shall be the product obtained by multiplying the Series A Preferred Conversion Rate then in effect (determined as provided in Section 4(b)) by the number of shares of Series A Preferred being converted. The number of shares of Common Stock to which a holder of Series B-1 Preferred shall be entitled upon conversion shall be the product obtained by multiplying the Series B-1 Preferred Conversion Rate then in effect (determined as provided in Section 4(b)) by the number of shares of Series B-1 being converted. The number of shares of Common Stock to which a holder of Series C Preferred shall be entitled upon conversion shall be the product obtained by multiplying the Series C Preferred Conversion Rate then in effect (determined as provided in Section 4(b)) by the number of shares of Series C being converted.

          (b) Series Preferred Conversion Rate. The conversion rate in effect at any time for conversion of the Series A Preferred (the "Series A Preferred Conversion Rate") shall be the quotient obtained by dividing the Original Issue Price of the Series A Preferred by the Series A Preferred Conversion Price, calculated as provided in Section 4(c). The conversion rate in effect at any time for conversion of the Series B-1 Preferred (the "Series B-1 Conversion Rate") shall be the quotient obtained by dividing the Original Issue Price of the Series B-1 Preferred by the "Series B-1 Preferred Conversion Price," calculated as provided in Section 4(c). The conversion rate in effect at any time for conversion of the Series C Preferred (the "Series C Conversion Rate") shall be the quotient obtained by dividing the Original Issue Price of the Series C Preferred by the "Series C Preferred Conversion Price," calculated as provided in Section 4(c).

          (c) Series Preferred Conversion Price. The conversion price for the Series A Preferred as of the date of the filing of this Restated Certificate of Incorporation is $0.233333 (the "Series A Preferred Conversion Price"). Such Series A Preferred Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series A Preferred Conversion Price herein shall mean the Series A Preferred Conversion Price as so adjusted. The conversion price for the Series B-1 Preferred as of the date of the filing of this Restated Certificate of Incorporation is $4.22 (the "Series B-1 Preferred Conversion Price"). Such Series B-1 Preferred Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series B-1 Preferred Conversion Price herein shall mean the Series B-1 Preferred Conversion Price as so adjusted. The conversion price for the Series C Preferred shall initially be the Original Issue Price of the Series C Preferred (the "Series C Preferred Conversion Price"). Such initial Series C Preferred Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series C Preferred Conversion Price herein shall mean the Series C Preferred Conversion Price as so adjusted. As used herein, the "Conversion Price" means the Series A Preferred Conversion

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Price, the Series B-1 Preferred Conversion Price or the Series C Preferred
Conversion Price, as applicable.

          (d) Mechanics of Conversion. Each holder of Series Preferred who desires to convert the same into shares of Common Stock pursuant to this Section 4 shall surrender the certificate or certificates thereof, duly endorsed, at the office of the Company or any transfer agent for the Series Preferred, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series Preferred being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay (i) in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock's fair market value determined by the Board of Directors as of the date of such conversion), any declared and unpaid dividends on the shares of Series Preferred being converted and (ii) in cash (at the Common Stock's fair market value determined by the Board of Directors as of the date of such conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of the applicable series of Series Preferred. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

          (e) Adjustment for Subdivisions or Combinations. If the Company at any time or from time to time after the date that the first share of Series Preferred is issued (the "Original Issue Date") effects a subdivision of the outstanding Common Stock without a corresponding subdivision of the Preferred Stock, the Series A Preferred Conversion Price, the Series B-1 Preferred Conversion Price and the Series C Preferred Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Company shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Preferred Stock, the Series A Preferred Conversion Price, the Series B-1 Preferred Conversion Price and the Series C Preferred Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 4(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

          (f) Adjustment for Common Stock Dividends and Distributions. If the Company at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Series A Preferred Conversion Price, the Series B-1 Preferred Conversion Price and the Series C Preferred Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Series A Preferred Conversion Price, the Series B-1 Preferred Conversion Price and the Series C Preferred Conversion Price then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is

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the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series A Preferred Conversion Price, the Series B-1 Preferred Conversion Price and the Series C Preferred Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series A Preferred Conversion Price and the Series C Preferred Conversion Price shall be adjusted pursuant to this Section 4(f) to reflect the actual payment of such dividend or distribution.

          (g) Adjustment for Reclassification, Exchange and Substitution. If at any time or from time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an Acquisition or Asset Transfer as defined in Section 3(d) or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4), in any such event each holder of Series Preferred shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series Preferred could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

          (h) Reorganizations, Mergers, Consolidations or Sales of Assets. If at any time or from time to time after the Original Issue Date, there is a capital reorganization of the Common Stock (other than an Acquisition or Asset Transfer as defined in Section 3(d) or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 4), as a part of such capital reorganization, provision shall be made so that the holders of the Series Preferred shall thereafter be entitled to receive upon conversion of the Series Preferred the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Series Preferred after the capital reorganization to the end that the provisions of this Section 4 (including adjustment of the Series A Preferred Conversion Price and Series B-1 Conversion Price then in effect and the number of shares issuable upon conversion of the Series Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

          (i) Sale of Shares Below Conversion Price.

              (i) If any time or from time to time after the Original Issue Date, the Company issues or sells, or is deemed by the express provisions of this subsection (i) to have issued or sold, Additional Shares of Common Stock (as defined in subsection (i)(iv) below), other than as a dividend or other distribution on any class of stock as provided in Section 4(f) above, and other than a subdivision or combination of shares of Common Stock as provided in

Section 4(e) above, for an Effective Price (as defined in subsection (i)(v) below) less than the then effective Conversion Price for a series of Series Preferred, then and in each such case the then existing Conversion Price for such series shall be reduced as of the opening of business on the date of such issue or sale, to a price determined by multiplying the Conversion Price for such Series by a fraction (i) the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the aggregate consideration received (as defined in subsection (i)(ii)) by the Company for the total number Additional Shares of Common Stock so issued would purchase at such Conversion Price, and (ii) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued. For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock actually outstanding, (B) the number of shares of Common Stock into which the then outstanding shares of such series of Series Preferred could be converted if fully converted on the day immediately preceding the given date, and (C) the number of shares of Common Stock which could be obtained through the exercise or conversion of all other rights, options and convertible securities outstanding or vested on the day immediately preceding the given date.

          (ii)  For the purpose of making any adjustment required under this
Section 4(i), the consideration received by the Company for any issue or sale of securities shall (A) to the extent it consists of cash, be computed at the net amount of cash received by the Company after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale but without deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board of Directors and (C) if Additional Shares of Common Stock, Convertible Securities (as defined in subsection (i)(iii)) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

          (iii) For the purpose of the adjustment required under this Section 4(i), if the Company issues or sells (i) stock or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as "Convertible Securities") or (ii) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities and if the Effective Price of such Additional Shares of Common Stock is less than the Conversion Price for a series of Series Preferred, in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities, plus, in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion thereof, provided that if in the case of Convertible Securities the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses; provided further that if the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities. No further adjustment of the Conversion Price for any series of Series Preferred, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Conversion Price for a series of Series Preferred, as applicable, as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Conversion Price for such series that would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Series Preferred.

          (iv) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this
Section 4(i), whether or not subsequently reacquired or retired by the Company, other than (A) shares of Common Stock issued upon conversion of the Series Preferred; (B) shares of Common Stock and/or options, warrants or other Common Stock purchase rights, and the Common Stock issued pursuant to such options, warrants or other rights after the Original Issue Date to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board (including the representatives of the Series Preferred);
(C) shares of Common Stock issued pursuant to the exercise of options, warrants or convertible securities outstanding as of the Original Issue Date, and (E) shares of Common Stock issued pursuant to any equipment leasing or loan arrangement, or debt financing from a bank or similar financial institution which debt financing has been approved by the Board (including the representatives of the Series Preferred). References to Common Stock in the subsections of this clause (iv) above shall mean all shares of

Common Stock issued by the Company or deemed to be issued pursuant to this
Section 4(i). The "Effective Price" of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 4(i), into the aggregate consideration received, or deemed to have been received by the Company for such issue under this Section 4(i), for such Additional Shares of Common Stock.

          (j) Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Price for a series of Series Preferred for the number shares of Common Stock or other securities issuable upon conversion of such series of Series Preferred, if such series of Series Preferred is then convertible pursuant to this Section 4, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of such series of Series Preferred, as the case may be, at the holder's address as shown in the Company's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the Conversion Price for such series of Series Preferred, as applicable, at the time in effect, (iii) the number of Additional Shares of Common Stock and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of such series of Series Preferred, as applicable.

          (k) Notice of Record Date. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section 3(d)) or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer (as defined in Section 3(d)), or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Series Preferred at least ten (10) days prior to the record date specified therein (or such shorter period approved by a majority of the outstanding Series Preferred) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

          (l) Automatic Conversion.

              (i) Each share of Series A Preferred, Series B-1 Preferred and Series C Preferred shall automatically be converted into shares of Common Stock, based on the then effective Conversion Price for such series of Series Preferred, as applicable, (A) at any time upon the affirmative election of the holders of at least a majority of the outstanding shares of the Series A Preferred, Series B Preferred or Series C Preferred, as applicable, or (B) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company for a price per share of not less than $10.00 (as adjusted for stock splits, combinations and the like) in which the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least twenty million dollars ($20,000,000) (a "Qualified IPO"). Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d).

          (ii) Upon the occurrence of either of the events specified in Section 4(1)(i) above, the outstanding shares of Series Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be
                               --------  -------
obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series Preferred are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series Preferred, the holders of Series Preferred shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Series Preferred. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series Preferred surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d).

     (m) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined by the Board of Directors) on the date of conversion.

     (n) Reservation of Stock Issuable. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series Preferred, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

          (o) Notices. Any notice required by the provisions of this Section 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

          (p) Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series Preferred so converted were registered.

     5.   NO REISSUANCE OF SERIES PREFERRED.

          No share or shares of Series Preferred acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued.

                                      V.

     A. The liability of directors for monetary damages shall be eliminated to the fullest extent under applicable law.

     B. The Corporation shall indemnify to the fullest extent permitted by law, any person made or threatened to be made a party, to any action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact the he or she, or his or her testator or intestate, is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

     C. The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the CGCL) for breach of duty to the Corporation and its shareholders through bylaw provisions or through agreements with the agents, or through shareholder resolutions, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the CGCL, subject, at any time or times that the Corporation is subject to Section 2115(b) of the CGCL, to the limits on such excess indemnification set forth in Section 204 of the CGCL.

     D. The holders of the Series Preferred expressly waive their rights, if any, as described in California Code Sections 502, 503 and 506 as they relate to repurchase of shares upon termination of employment or service as a consultant or director.

          E. Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim accruing or arising or that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                      VI.

          For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

          A. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. Subject to the limitations set forth herein, the number of directors which shall constitute the whole Board of Directors shall be fixed by the Board of Directors in the manner provided by the Bylaws.

          B. Subject to the indemnification provisions in the Bylaws, the Board of Directors may from time to time make, amend, supplement or repeal the Bylaws, provided, however, that the stockholders may change or repeal any Bylaw adopted by the Board of Directors by the affirmative vote of the percentage of holders of capital stock as provided therein; and, provided further, that no amendment or supplement to the Bylaws adopted by the Board of Directors shall vary or conflict with any amendment or supplement thus adopted by the stockholders.

                                     VII.

          Subject to the provisions of this Certificate, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.

                                     VIII.

          For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

          1. The conduct of the affairs of the Corporation shall be managed under the direction of the Board of Directors.

          2. Each director shall hold office until such director's successor is elected and qualified, or until such director's earlier death, resignation or removal. No decrease in the authorized number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

          3. Subject to the rights of the holders of any series of Preferred Stock and the Common Stock as provided in Section 2(c) of Article Four, any vacancy occurring in the Board of Directors for any cause, and any newly created directorship resulting from any increase in the authorized number of directors, shall, unless (i) the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, or
(ii) as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred.

          4. Subject to the rights of the holders of any series of Preferred Stock and Common Stock set forth in Section 2(c) of Article Four, any director or the entire Board of Directors may be removed by the holders of at least sixty-six and two-thirds percent (66-2/3%) of the shares then entitled to vote at an election of directors.

          5. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, following the closing of a Qualified IPO, the directors shall be divided, with respect to the time for which they severally hold office, into three classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors, with the number of directors in each class to be divided as equally as reasonably possible. The term of office of the Class I directors shall expire at the Corporation's first annual meeting of stockholders following the closing of the Qualified IPO, the term of office of the Class II directors shall expire at the Corporation's second annual meeting of stockholders following the closing of the Qualified IPO, and the term of office of the Class III directors shall expire at the Corporation's third annual meeting of stockholders following the closing of the Qualified IPO. At each annual meeting of stockholders commencing with the first annual meeting of stockholders following the closing of the Qualified IPO, directors elected to succeed those directors of the class whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Prior to the closing of the Qualified IPO, or in the event the Corporation is prohibited from dividing its board of directors through the operation of Section 2115 of the CGCL following the record date of the Corporation's first annual meeting of stockholders following the closing of the Qualified IPO, each director shall hold office until the next annual meeting of stockholders and until such director's successor is elected and qualified, or until such director's earlier death, resignation or removal.

          6. Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

          7. Following the closing of the Qualified IPO, no action shall be taken by the stockholders of the Corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws of the Corporation, and no action shall be taken by the stockholders by written consent.

          8. Advance notice of stockholder nominations for the election of directors of the Corporation and of business to be brought by stockholders before any meeting of stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation. Business transacted at special meetings of stockholders shall be confined to the purpose or purposes stated in the notice of meeting.

          9. Following the closing of the Qualified IPO, stockholders of the Corporation holding at least sixty-six and two-thirds percent (66-2/3%) of the Corporation's outstanding voting stock then entitled to vote at an election of directors shall have the power to adopt, amend or repeal Bylaws of the Corporation.

          10. Following the closing of the Qualified IPO, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the Corporation's outstanding voting stock then entitled to vote at an election of directors, voting together as a single class, shall be required to alter, change, amend, repeal or adopt any provision inconsistent with this Article Nine.

                                      IX.

          To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. The Corporation shall indemnify to the fullest extent permitted by law, any person made or threatened to be made a party, to any action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact the he or she, or his or her testator or intestate, is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation. Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Restated Certificate inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim accruing or arising or that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                    * * * *

          FOUR: This Restated Certificate has been duly approved by the Board of Directors of this Corporation.

          FIVE: This Restated Certificate has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware by the Board of Directors and the stockholders of the Corporation. A majority of the outstanding shares of Common Stock, Series A Preferred and Series B-1 Preferred, voting as separate classes, approved this Restated Certificate by written consent in accordance with Section 228 of the General Corporation Law of the State of Delaware and written notice of such was given by the Corporation in accordance with said Section 228.

          Executed at San Francisco, California this 17th day of December 1999.


                                             /s/ James Tolonen
                                             ___________________________________
                                             James Tolonen
                                             Chief Operating Officer


                                             /s/ Janette Chock
                                             ___________________________________
                                             Janette Chock
                                             Assistant Secretary